SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

September 23, 2005

Date of Report (date of earliest event reported)

COGNIGEN NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-11730	84-1089377
(State or other jurisdiction	(Commission File No.)	I.R.S. Employer
of incorporation)		(Identification No.)

6405 218th Street, SW, Suite 305, Mountlake Terrace, Washington	98403
(Address of principal executive offices)	(Zip Code)

(425) 329-2300
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 1.01 Entry Into a Material Definitive Agreement

On September 30, 2005, we orally agreed with Thomas S. Smith, who had resigned on September 28, 2005, as our President and CEO and one of our directors, to retain Mr. Smith and any law firm with which he might become associated with in the future, to provide certain legal services to us on a monthly retainer basis of $12,500 per month commencing October 1, 2005. Either party may terminate the agreement on 60 days notice.

The board did not accept the resignation of Mr. Smith as one of our directors and Mr. Smith agreed to remain as one of our directors.

Item 1.02 Termination of a Material Definitive Agreement

On September 9, 2005, we received a notice of termination whereby Combined Communications Consultancy, Ltd. (“CTC”) terminated effective September 23, 2005 the Consulting Engagement Agreement, as amended, between us and CTC. Upon review of corporate records, a majority of our board of directors determined that the consulting agreement had probably expired on September 9, 2004, and CTC agreed with that conclusion. Notwithstanding, our board agreed unanimously to treat the matter as a termination at the election of CTC, and to provide this disclosure. After September 9, 2004, CTC continued to provide consulting services as it had done since September 9, 2002 and requested by us and was paid for all services and expenses that were invoiced. Since December 12, 2004, CTC has performed additional services and incurred additional expenses, but declined to bill us for the amounts that would have otherwise been owed. We paid CTC $6,250 and $64,722 in consulting fees and ($-0-) and $19,337, respectively, in transaction fees for our fiscal years ended June 30, 2005 and 2004. In October 2004, CTC waived a transaction fee of $20,000 that was to be paid to it in cash and stock by us in connection with our transaction with Intandem Communications Corp.

Neither CTC nor we incurred any early termination penalties in connection with the termination.

Peter Tilyou, who has advised us that he owns slightly less than 34% of CTC, has been acting as the person in charge of the consulting provided pursuant to the agreement. Peter Tilyou is the Trustee of the Anderson Family Trust, which beneficially owns about 13.2% of our outstanding common stock. Kevin E. Anderson and his family are beneficiaries of the Anderson Family Trust. We also have an agreement with Cantara Communications Corporation (“Cantara Agency”), a master agency and agent downline of Cognigen, and an affiliate of Kevin E. Anderson and the Anderson Family Trust, pursuant to which we have paid Cantara Agency $527,709 and $526,644 in commissions for our fiscal years ended June 30, 2005 and 2004. We also have a consulting agreement with Kevin E, Anderson Consulting, Inc. (“KEAC”), a company owned by Kevin E. Anderson, pursuant to which we paid $48,000 and $48,000, respectively, for our fiscal years ended June 30, 2005 and 2004 and paid it about $500 per month for related telephone and Internet connectivity expenses.

We have also paid Laurel Anderson, the wife of Kevin E. Anderson, $58,640 and $50,164 in commissions for an agency she owns for our fiscal years ended June 30, 2005 and 2004, respectively.

We have also entered into an Agreement Granting a Right of First Refusal with the Anderson Family Trust 1 whereby we paid the Anderson Family Trust 1 $15,000 to give us a right of first refusal to purchase certain of the assets of Cantara Agency if Cantara Agency receives another offer by December 31, 2005.

Peter Tilyou also owns 34% of Telkiosk, Inc., a Cognigen agency, which was paid ($-0-) and $1,244 in agent commissions for our fiscal years ended June 30, 2005 and June 30, 2004, respectively.

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On September 29, 2005, Thomas S. Smith resigned as our President and CEO and as one of our directors. On September 30, 2005, our board accepted the resignations of Mr. Smith as our President and CEO but did not accept the resignation of Mr. Smith as one of our directors and Mr. Smith agreed to remain as one of our directors. At the same meeting, our board appointed Gary L. Cook as our President and CEO on an interim basis until the next Annual Meeting of Shareholders which is currently scheduled for November 16, 2005. Mr. Cook will retain his positions as our CFO, Secretary and Treasurer.

Item 9.01    Financial Statements and Exhibits.

Exhibit 99.1   News Release dated October 1, 2005

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 5, 2005	COGNIGEN NETWORKS, INC.
/s/ Gary Cook
Gary Cook
President

EXHIBIT INDEX

Exhibit 99.1   News Release dated October 1, 2005